Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT

BY AND BETWEEN

AUTOLIV, INC.

AND

VEONEER, INC.

DATED AS OF                     , 2018

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of _________, 2018 (the “Effective Time”), by and between Autoliv, Inc., a Delaware corporation (“Autoliv”), and Veoneer, Inc., a Delaware corporation (“Veoneer”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS:

WHEREAS, Veoneer is a wholly owned Subsidiary of Autoliv;

WHEREAS, the Board of Directors of Autoliv has determined that it would be appropriate and desirable for Autoliv to separate the Veoneer Group from the Autoliv Group, as contemplated by the Distribution Agreement (the “Separation”);

WHEREAS, in preparation for the Separation, Autoliv and Veoneer entered into a Master Transfer Agreement, effective as of April 1, 2018 (the “Master Transfer Agreement”), pursuant to which Autoliv caused its subsidiaries to engage in several transactions, including (a) the transfer of certain operating assets, cash, a promissory note, and the shares in certain subsidiaries from Autoliv AB, a Swedish private limited company (“AHO”), to Veoneer AB, a Swedish corporation (“Veoneer Holding”), followed by the distribution of the shares in Veoneer Holding from AHO to Autoliv Holding AB, a Swedish private limited company (“ALV Holding”), in what is intended to qualify as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code (the “Swedish Reorganization”); (b) the distribution of the shares in Veoneer Holding from ALV Holding to Autoliv in what is intended to qualify as a tax-free distribution under Section 355 of the Code (the “Swedish Distribution”); (c) the transfer of certain operating assets from Autoliv Japan Ltd., a Japanese limited company (“ALV Japan”), to Veoneer Japan Ltd., a Japanese limited company (“Veoneer Japan”), followed by the distribution of shares in Veoneer Japan to Autoliv Holding, Inc., a Delaware corporation (“USH”) in what is intended to qualify as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code (the “Japanese Reorganization”); (d) the distribution of the shares in Veoneer Japan from USH to Autoliv in what is intended to qualify as a tax-free distribution under Section 355 of the Code (the “Japanese Distribution”); and (e) the transfer of certain operating assets, cash, stock in a U.S. corporation, and interests in certain partnerships from Autoliv ASP, Inc., an Indiana corporation (“ALV ASP”), to Veoneer US, Inc., a Delaware corporation (“Veoneer US”), followed by a contribution of the shares in Veoneer US to Veoneer, and followed by the distribution of the shares in Veoneer from ALV ASP to Autoliv in what is intended to qualify as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code (the “US Reorganization,” and together with the Swedish Reorganization, the Swedish Distribution, the Japanese Reorganization, and the Japanese Distribution, the “Internal Reorganization Transactions”);

WHEREAS, the Board of Directors of Autoliv has previously approved the contribution by Autoliv of all of the shares in Veoneer Holding, and Veoneer Japan along with cash to Veoneer in a transaction that occurred on April 1, 2018 (the “Contribution”), in what is intended to qualify, together with the Distribution, as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, the Board of Directors of Veoneer has also previously approved the Contribution;

WHEREAS, following the Internal Reorganization Transactions, the Board of Directors of Autoliv and the Board of Directors of Veoneer has determined that, in connection with the Separation, it would be appropriate and desirable for Autoliv to distribute its entire interest in the stock of Veoneer on a pro rata basis to holders of Autoliv common stock (the “Distribution”) in what is intended to qualify, together with the Contribution, as a “reorganization” described under Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, the parties set forth in the Distribution Agreement the principal arrangements between them regarding the separation of the Veoneer Group from the Autoliv Group; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Taxes and Tax Items arising prior to, as a result of, and subsequent to the Distribution, and provide for and agree upon other matters relating to Taxes.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1

Definitions of Terms

1.1 Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“2018 Joint Federal Return” means Autoliv’s U.S. federal consolidated income Tax Return for the Tax Year that begins on January 1, 2018, and ends on December 31, 2018.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. It is expressly agreed that, from and after the Effective Time, (a) no member of the Autoliv Group shall be deemed an Affiliate of any member of the Veoneer Group, and (b) no member of the Veoneer Group shall be deemed an Affiliate of any member of the Autoliv Group.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Autoliv Business” has the meaning set forth in the Master Transfer Agreement.

“Cash Distribution” has the meaning set forth in the definition of Repatriation Taxes in this Section 1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Distribution Agreement” means the Distribution Agreement entered into as of the date hereof between Autoliv and Veoneer.

“Distribution Date” means the date on which the Distribution is effected pursuant to the Distribution Agreement.

“Due Date” has the meaning set forth in Section 4.4.

“Autoliv Group” has the meaning set forth in the Master Transfer Agreement.

“Group” means the Autoliv Group or the Veoneer Group, as the context requires.

“Income Tax” or “Income Taxes” means any federal, state, local, or foreign Tax measured by or imposed on net income, including withholding taxes, together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Information” has the meaning set forth for such term in the Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return for any Tax Year that includes Tax Items of both the Passive Safety Business and the Electronics Business determined without regard to Tax Items carried forward to such Tax Year.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, Taxes, penalties, judgments, settlements, claims, payments, fines, interest, costs, and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements, and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’, and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages.

“Non-Income Tax” or “Non-Income Taxes” means all Taxes other than Income Taxes.

“Non-Preparer” means, in the case of any Joint Return or Separate Return, the party that is not responsible for the preparation and filing of such Joint Return or Separate Return, as applicable, pursuant to Section 3.1(a) or 3.2.

“Non-Preparer Party Item” has the meaning set forth in Section 7.2(b).

“Payment Date” means (a) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity or any governmental entity (or any department, agency or political subdivision thereof).

“Pre-Spin Billed Amount” has the meaning set forth in Section 4.2(c)(i).

“Preparer” means, in the case of any Joint Return or Separate Return, the party that is responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Section 3.1(a) or 3.2.

“Redetermination Event” has the meaning set forth in Section 4.3.

“Requesting Party” has the meaning set forth in Section 5.2.

“Repatriation Taxes” means any Income Taxes (other than Separation Taxes) imposed under Section 965.

“Restructuring Taxes” means any Taxes (other than Separation Taxes) that are related to or arise in connection with the transfer, at or prior to the Effective Time, of assets and liabilities (a) related to the Electronics Business from members of Autoliv Group on one hand to members of Veoneer Group on the other hand; and (b) related to the Passive Safety Business from members of the Veoneer Group on one hand to members of Autoliv Group on the other hand.

“Separate Return” means any Tax Return that (a) is required to be filed by or with respect to any member of either Group and (b) is not a Joint Return (including, for the avoidance of doubt, Tax Returns of foreign Subsidiaries of Autoliv or Veoneer which are not Joint Returns).

“Separation Taxes” means any Taxes resulting from (a) the failure of any of the Internal Reorganization Transactions to qualify as a transaction described in Sections 355 and/or 368(a)(l)(D) of the Code, (b) the failure of the Contribution together with the Distribution to qualify as a transaction described in Sections 355 and 368(a)(l)(D) of the Code, (iii) the application of Section 355(d), Section 355(e), or Section 355(f) of the Code to the Distribution.

“Separation Transactions” means the transactions described in Article II of the Distribution Agreement.

“Veoneer Group” means (a) with respect to any Tax Year (or portion thereof) ending on or before the Distribution Date, Veoneer and each other Subsidiary of Autoliv that is a Subsidiary of Veoneer at the Effective Time; and (b) with respect to any Tax Year (or portion thereof) that begins after the Distribution Date, Veoneer and each Subsidiary of Veoneer (but only while such Subsidiary is a Subsidiary of Veoneer).

“Stub Period” means the period beginning on _________, 2018, and ending on December 31, 2018.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (a) such action should not preclude the Swedish Reorganization from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code, (b) such action should not preclude the Swedish Distribution from qualifying as tax-free under Section 355 of the Code, (c) such action should not preclude the Japanese Reorganization from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code, (d) such action should not preclude the Japanese Distribution from qualifying as tax-free under Section 355 of the Code, (e) such action should not preclude the US Reorganization from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code, (f) such action will not preclude the Contribution and the Distribution together from qualifying as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code, and (g) such action will not otherwise increase the amount of Tax imposed on the Separation Transactions. No opinion relied upon by Veoneer to satisfy the requirements of Section 8.3 shall be considered a “Supplemental Tax Opinion” unless such opinion is, in addition to the requirements above, an unqualified “will” opinion (in the case of the Distribution) or an unqualified “should” opinion (in the case of the Internal Reorganization Transactions) reasonably satisfactory to Autoliv, which opinion may rely upon, and may assume the accuracy of, any customary representations, reasonably satisfactory to Autoliv, contained in an officer’s certificate delivered by an officer of Autoliv or Veoneer to Tax Counsel.

“Tax” or “Taxes” means all forms of taxation imposed by any governmental entity or political subdivision, agency, commission, or authority thereof, whenever created or imposed, and whether of the United States or foreign jurisdiction, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the foregoing, shall include any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, medical device excise, other excise, severance, occupation, service, sales, use, license, lease, transfer, recording, import, export, value added, alternative minimum, estimated, or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, or that is charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means any credits, refunds, or other reduction of Taxes paid or currently payable as a result of a credit or offset or the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis).

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of examining, determining or re-determining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means (a) with respect to the Tax Opinion delivered to Autoliv with respect to the Distribution, Alston & Bird, LLP, (b) with respect to the Tax Opinion delivered to Autoliv with respect to the Internal Reorganization Transactions, Alston & Bird, LLP, or (c) with respect to a Supplemental Tax Opinion delivered to Autoliv or to Veoneer, a nationally recognized law firm or accounting firm reasonably acceptable to Autoliv to provide such Supplemental Tax Opinion.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (a) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion or a Supplemental Tax Opinion, and (b) any other materials delivered or deliverable by Autoliv, Veoneer, and others in connection with the rendering by Tax Counsel of the Tax Opinions or a Supplemental Tax Opinion.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Autoliv in connection with the Internal Reorganization Transactions to the effect that (a) the Internal Reorganization Transactions should qualify as reorganizations described under Sections 368(a)(1)(D) and 355 of the Code, and (b) the Contribution and the Distribution together should qualify as a reorganization described under Sections 368(a)(1)(D) and 355 of the Code.

“Tax Records” means Tax Return, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, election, notice, or other document required to be filed (by paper, electronically, or otherwise) under any applicable Tax Law (whether or not a payment is required to be made in connection with such filing), including any attachments, exhibits, schedules, appendices, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Veoneer Business” has the meaning set forth in the Master Transfer Agreement.

1.2 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

SECTION 2

Allocation of Tax Liabilities and Tax Benefits

2.1 Liability for and the Payment of Taxes. Except as provided in Section 3.1(b) (Provision of Information and Assistance), Section 3.2(c) (Provision of Information), and Section 7 (Tax Contests), and in accordance with Section 4, the parties’ liabilities for Taxes and payment obligations with respect to utilized Tax Benefits shall be as set forth in Sections 2.1(a) and 2.1(b) below.

(a) Autoliv Liabilities and Payments. For any Tax Year (or portion thereof):

(i) Autoliv shall be liable for the Taxes (determined without regard to Tax Benefits) allocated to Autoliv pursuant to Section 2.2(a) or Section 2.2(c) reduced by any Tax Benefits that Autoliv is permitted to utilize under the rules set forth in Section 2.1(c) that are allowable under applicable Tax Law.

(ii) Autoliv shall pay Veoneer for any Tax Benefits arising in any Tax Year, including as a result of a Tax Contest, that are allocated to Veoneer pursuant to Section 2.2(b) but that are utilized by Autoliv to reduce Taxes for which it is liable.

(b) Veoneer Liabilities and Payments. For any Tax Year (or portion thereof):

(i) Veoneer shall be liable for the Taxes (determined without regard to Tax Benefits) allocated to Veoneer pursuant to Section 2.2(a) or Section 2.2(c) reduced by any Tax Benefits that Veoneer is permitted to utilize under the rules set forth in Section 2.1(c) that are allowable under applicable Tax Law.

(ii) Veoneer shall pay Autoliv for any Tax Benefits arising in any Tax Year, including as a result of a Tax Contest, that are allocated to Autoliv pursuant to Section 2.2(b) but that are utilized by Veoneer to reduce Taxes for which it is liable.

(c) Rules for Utilization of Tax Benefits. For purpose of this Section 2, the parties’ rights to utilize Tax Benefits under Sections 2.1(a) and 2.1(b) shall be determined in accordance with the following rules:

(i) In general, the party to whom Tax Benefits are allocated pursuant to Section 2.2(b) shall be entitled to utilize such Tax Benefits to reduce Taxes for which such party is liable pursuant to Section 2.1(a)(i) or Section 2.1(b)(1).

(ii) Payment for Tax Benefits described in Section 2.1(a)(ii) shall be made only when and to the extent that the utilization of such Tax Benefit does not reduce the Tax Benefits otherwise utilizable by Autoliv or the Autoliv Group during the applicable Tax Year, and payment for Tax Benefits described in Section 2.1(b)(ii) shall be made only when and to the extent that the utilization of such Tax Benefit does not reduce the Tax Benefits otherwise utilizable by Veoneer or the Veoneer Group during the applicable Tax Year.

(d) Deemed Utilization of Tax Benefits. Notwithstanding anything else to the contrary in this Agreement, to the extent that any action taken after the Effective Time by any member of the Veoneer Group (other than the ordinary conduct of the Electronics Business consistent with past practice prior to the Distribution) directly causes any Tax Benefit that is allocated to Autoliv pursuant to Section 2.2(b) to be reduced, Veoneer shall be deemed to have utilized Tax Benefits allocated to Autoliv to reduce Taxes for which Veoneer is liable for the Stub Period and shall be required to make a payment to Autoliv pursuant to Section 2.1(c)(ii) with respect to such Tax Benefits. For the avoidance of doubt, any such payment shall not be subject to the limitation in the last sentence of Section 4.3.

2.2 Allocation Rules. For purposes of Section 2.1:

(a) Taxes. Except as otherwise provided in this Section 2.2,

(i) Taxes, including any Repatriation Taxes, for any Tax Year ending on or before March 31, 2018, and Restructuring Taxes shall be allocated solely to Autoliv and the Autoliv Group;

(ii) Income Taxes for any Tax Year that includes but does not end on March 31, 2018, shall be allocated to

(A) Autoliv or the Autoliv Group to the extent attributable to (1) the taxable income of the Autoliv Group or the Veoneer Group earned prior to April 1, 2018, and (2) the separate taxable income (calculated in accordance with Treasury Regulations Section 1.1552-1(a)(1) and in accordance with past practices) attributable to or arising from the members of the Autoliv Group (including, for the avoidance of doubt, the members of the Autoliv Group that are treated as disregarded entities for U.S. federal income tax purposes) between April 1, 2018, and December 31, 2018; and

(B) Veoneer or the Veoneer Group to the extent attributable to the separate taxable income (calculated in accordance with Treasury Regulations Section 1.1552-1(a)(1) and in accordance with past practices) attributable to or arising from the members of the Veoneer Group (including, for the avoidance of doubt, the members of the Veoneer Group that are treated as disregarded entities for U.S. federal income tax purposes) between April 1, 2018, and December 31, 2018.

(iii) Non-Income Taxes for any Tax Year that includes but does not end on March 31, 2018, shall be allocated to

(A) Autoliv or the Autoliv Group to the extent attributable to (1) the portion of the year starting on January 1, 2018, and ending on March 31, 2018, and (2) the assets of the Passive Safety Business that contribute to such Non-Income Taxes for the portion of the year starting on April 1, 2018, and ending on December 31, 2018; and

(B) Veoneer or the Veoneer Group to the extent attributable to the assets of the Electronics Business that contribute to such Non-Income Taxes for the portion of the year starting on April 1, 2018, and ending on December 31, 2018.

In the event that any Non-Income Tax is not attributable to any items of the Electronics Business or the Passive Safety Business (e.g., capital taxes imposed based on the authorized stock), such Non-Income Taxes shall be allocated to Autoliv or the Autoliv Group.

(iv) Special Rule. For purposes of applying this Section 2.2, any Taxes imposed on payments from a member of one Group to a member of the other Group shall be treated as attributable entirely to the payee, except that Taxes in the nature of sales, value added, or other transaction-based Taxes shall be treated as attributable entirely to the payer.

(b) Tax Benefits shall be allocated between Veoneer and Autoliv under the same rules that apply to Taxes; provided, however, that any Tax Benefit related to or arising in connection with Autoliv Electronics SAS, a French simplified joint-stock company leaving the French consolidated group shall be dealt with exclusively under the terms of that certain Tax Consolidation Exit Agreement executed as of April 1, 2018.

(c) Separation Taxes. Separation Taxes will be allocated as follows:

(i) Separation Taxes Allocable to Autoliv. Separation Taxes shall be allocated to Autoliv to the extent that such Separation Taxes result primarily from one or more of the following:

(A) from an action or failure to act by the Autoliv Group that causes Section 355(e) of the Code to apply to either the Internal Reorganization Transactions or the Distribution or that causes Section 355(f) of the Code to apply to the Internal Reorganization Transactions; or

(B) taking any of the actions prohibited in (or failing to take any of the actions required by) Section 8.1 or 8.2.

(ii) Separation Taxes Allocable to Veoneer. Separation Taxes shall be allocated to Veoneer to the extent that such Separation Taxes result primarily from Veoneer’s taking any of the actions prohibited in (or failing to take any of the actions required by) Section 8.1, 8.2, or 8.3.

(iii) Joint Responsibility for Separation Taxes. Any Separation Taxes not allocated under Section 2.2(c)(i) or Section 2.2(c)(ii) shall be allocated 80% to Autoliv and 20% to Veoneer.

SECTION 3

Preparation and Filing of Tax Returns

3.1 Joint Returns.

(a) Preparation of Joint Returns. In general, Autoliv shall be responsible for preparing and timely filing all Joint Returns. Notwithstanding the previous sentence, with respect to tax years ending on or before December 31, 2018, (i) Autoliv shall be responsible for (A) preparing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of Autoliv and (B) timely filing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of Autoliv (other than foreign Subsidiaries of Veoneer) and (ii) Veoneer shall be responsible for timely filing all IRS Forms 5471 required to be filed with respect to any foreign Subsidiaries of Veoneer.

(b) Provision of Information and Assistance.

(i) Information with Respect to Joint Returns. The Non-Preparer shall provide the Preparer with all information in its possession necessary for the Preparer to properly and timely file all Joint Returns for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than 30 days prior to the extended due date of such Joint Return. If the Non-Preparer fails to provide such information within the time period provided in this Section 3.1(b)(i) and in the form reasonably requested by the Preparer to permit the timely filing of any Joint Return for which the Preparer is responsible pursuant to Section 3.1(a), then notwithstanding any other provision of this Agreement, the Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest, or other payment obligation assessed against any member of either Group by reason of a failure to file such return by its due date (including applicable extensions). If the Non-Preparer provides information within the time period provided in this Section 3.1(b)(i) in the form reasonably requested by the Preparer to permit the timely filing of a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a) or if the Preparer does not request any such information, then notwithstanding any other provision of this Agreement, the Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to file such return by its due date (including applicable extensions).

(ii) Information with Respect to Estimated Payments and Extension Payments. The Non-Preparer shall provide the Preparer with all information relating to members of the Non-Preparer’s Group that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than 30 days before such Payment Date. In the event that the Non-Preparer fails to provide information within the time period provided in this Section 3.1(b)(ii) in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to pay such Taxes by the Payment Date.

(iii) Assistance. At the request of the Preparer, the Non-Preparer shall take (at its own cost and expense) and shall cause the members of the Non-Preparer’s Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary for the Preparer or any other member of the Preparer’s Group to prepare, file, amend, or take any other action with respect to a Joint Return for which the Preparer is responsible pursuant to Section 3.1(a). In the event that the Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to take any such requested action.

(iv) Information with Respect to Liability for Taxes. At the reasonable request of either Party, the Parties shall provide whatever documentation, schedules, workpapers, Tax Returns, etc. as may be reasonably required to substantiate a claim made by one Party against the other Party for Taxes or Tax Benefits pursuant to Section 2.1.

3.2 Separate Returns.

(a) Tax Returns to be Prepared by Autoliv. Autoliv shall be responsible for preparing and timely filing all Separate Returns that include Tax Items of the Passive Safety Business (other than Separate Returns described in Section 3.2(b)) determined without regard to Tax Items carried forward to such Tax Year.

(b) Tax Returns to be Prepared by Veoneer. Veoneer shall be responsible for preparing and timely filing (i) any Separate Returns that are required to be filed with respect to any of its Subsidiaries prior to the Distribution, and (ii) all Separate Returns that include Tax Items of the Electronics Business determined without regard to Tax Items carried forward to such Tax Year.

(c) Provision of Information. Autoliv shall provide to Veoneer, and Veoneer shall provide to Autoliv, any information about members of the Autoliv Group or the Veoneer Group, respectively, that the party receiving such information reasonably needs to properly and timely file all Separate Returns pursuant to Section 3.2(a) or (b). Such information shall be provided within the time prescribed by Section 3.1(b) for the provision of information for Joint Returns. In the event that Autoliv or Veoneer fails to provide information within the time period provided in Section 3.1(b) and in the form reasonably requested by the other party to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of the Autoliv Group or the Veoneer Group by reason of a failure to file any such return by its due date (including applicable extensions).

3.3 Special Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Preparer shall have the exclusive right, in its reasonable discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vi) whether to retain outside firms to prepare or review such Tax Return. Notwithstanding the preceding sentence, if the Veoneer Group pays any Tax to a Tax Authority other than the IRS that may be claimed as a foreign Tax credit for U.S. federal income tax purposes in a Tax Return for which Autoliv is the party responsible for filing (or causing to be filed), Autoliv shall amend such Tax Returns and file such claims for credit or refund that Veoneer may reasonably request. In addition, the Preparer shall provide to the Non-Preparer for Non-Preparer’s review and comment pro forma Tax Returns reflecting the Non-Preparer’s share of Tax Items to be reflected on a Joint Return twenty (20) days prior to the due date of such Joint Return.

(b) Veoneer Tax Returns. With respect to any Separate Return for which Veoneer is responsible pursuant to Section 3.2(b):

(i) Veoneer may not take, and shall cause the members of the Veoneer Group not to take (including, without limitation, any such members formed after the date hereof in anticipation of the Distribution), any positions that it knows, or reasonably should know, would be inconsistent with past practices or positions taken by any member of the Autoliv Group; and

(ii) Veoneer and other members of the Veoneer Group must (A) allocate Tax Items between such Separate Return for which Veoneer is responsible pursuant to Section 3.2(b) and any related Joint Return for which Autoliv is responsible pursuant to Section 3.1(a) that is filed with respect to the same Tax Year (or with respect to a Tax Year that includes the Tax Year for such Separate Return) in a manner that is consistent with the reporting of such Tax Items on the related Joint Return for which Autoliv is responsible pursuant to Section 3.1(a), and (B) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.

(c) Election to File Consolidated, Combined, or Unitary Tax Returns. Autoliv shall have the reasonable discretion of filing any Tax Return on a consolidated, combined, or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(d) Carrybacks of Tax Benefits. Veoneer shall not carry back and utilize as a Tax Benefit in a Tax Year that begins on or before the Distribution Date any Tax Item arising in a Tax Year that begins after the Distribution Date, provided, that, if the carryback of such Tax Item is material and is required by applicable Tax Law (for example, pursuant to Section 904(c) of the Code), and if Autoliv would be the Preparer of any Tax Return (or Tax Returns) amended to include the carried-back Tax Item, Autoliv shall amend such Tax Return (or Tax Returns) and file such claims for credit or refund that Veoneer may reasonably request. Veoneer shall reimburse Autoliv for reasonable outside advisor fees incurred in connection with amending such Tax Return (or Tax Returns). With respect to any foreign Taxes claimed on any such amended Tax Return, Autoliv shall only elect the benefits of the foreign Tax credit under Section 901 of the Code and shall not elect to deduct such foreign Taxes.

(e) Withholding and Reporting. With respect to stock of Autoliv delivered to any Person, Autoliv and Veoneer shall cooperate (and shall cause their Affiliates to cooperate) so as to permit Autoliv to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of Veoneer or one or more of its Affiliates as the withholding and reporting agent if Autoliv or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(f) Standard of Performance. Each party shall act reasonably and in good faith in preparing the Tax Returns for which it is responsible pursuant to this Section 3.

(g) IRS Forms 8858. In each case, the party responsible under applicable law for filing (or causing to be filed) IRS Form 8858 shall prepare and timely file such forms.

3.4 Reliance on Exchanged Information. If a member of the Veoneer Group supplies information to a member of the Autoliv Group or a member of the Autoliv Group supplies information to a member of the Veoneer Group and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy and completeness of the information so supplied.

3.5 Allocation of Tax Items. Autoliv shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Items (e.g., net operating loss, net capital loss, investment Tax credit, foreign Tax credit, research and experimentation credit, charitable deduction, or credit related to alternative minimum Tax) as of the Effective Time among Autoliv, each other Autoliv Group member, Veoneer, and each other Veoneer Group member. Autoliv and Veoneer hereby agree that in the absence of controlling legal authority each such Tax Item shall be allocated as provided in Section 2.2. Autoliv shall provide reasonably timely updates of the allocation of Tax Items, as it finalizes its Tax Returns and as adjustments, if any, are subsequently made to such Tax Returns.

SECTION 4

Tax Payments

4.1 Payment of Taxes to Tax Authority. Autoliv shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which Veoneer is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(a), and Veoneer shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which Autoliv is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

4.2 Indemnification Payments.

(a) Tax Payments Made by the Autoliv Group. If any member of the Autoliv Group remits a payment to a Tax Authority for Taxes for which Veoneer is wholly or partially liable under this Agreement, Veoneer shall remit the amount for which it is liable pursuant to Section 2 to Autoliv within 30 days after receiving notification requesting such amount.

(b) Tax Payments Made by the Veoneer Group. If any member of the Veoneer Group remits a payment to a Tax Authority for Taxes for which Autoliv is wholly or partially liable under this Agreement, Autoliv shall remit the amount for which it is liable pursuant to Section 2 to Veoneer within 30 days after receiving notification requesting such amount.

(c) Credit for Prior Deemed Payments.

(i) For purposes of Section 4.2(a), the portion of any Taxes paid by Autoliv to a Tax Authority for which Veoneer is liable will be determined by assuming that Veoneer has previously paid in the aggregate any amounts that the members of the Veoneer Group paid to Autoliv prior to the Effective Time (adjusted, as appropriate and without duplication, for any additional payments made prior to the Effective Time with respect to any such Taxes as a result of any audit or Tax Contest that was finally concluded prior to the Effective Time with respect to any such Taxes) based on Autoliv’s calculation prior to the External Distribution of the portion of such Taxes that was allocable to members of the Veoneer Group (as so adjusted with respect to any such Taxes, such payments the “Pre-Spin Billed Amount”). For the avoidance of doubt, in the event that, after the application of the preceding sentence, Veoneer is required to make a payment to Autoliv under Section 4.2(a) with respect to Taxes relating to Tax Years or portions thereof ending on or prior to the Distribution Date (including, without limitation, as a result of the conclusion after the Distribution Date of a Tax Contest with respect to a Tax for which there was a Pre-Spin Billed Amount or as a result of a difference between Veoneer’s allocable share of the amount actually shown on the 2014 Joint Federal Return and the Pre-Spin Billed Amount with respect to the Taxes reported on the 2014 Joint Federal Return), no payment shall be made to account for any errors that were previously made in the calculation of the Pre-Spin Billed Amount. Autoliv’s obligation under this Agreement to provide information relating to the calculation of any Pre-Spin Billed Amount will be governed by Section 3.1(b)(iv).

(ii) For purposes of Section 4.2(d)(i), the payments that Autoliv is required to make to Veoneer pursuant to Section 2.1(b)(ii) will be determined by assuming that Autoliv has previously paid Veoneer for any Tax Benefit to the extent that such Tax Benefit was previously taken into account by Autoliv for purposes of calculating a Pre-Spin Billed Amount.

(d) Payments for Tax Benefits.

(i) If a member of the Autoliv Group utilizes a Tax Benefit for which Veoneer is entitled to payment pursuant to clause (ii) of Section 2.1(b), Autoliv shall pay to Veoneer, within 15 business days following the utilization of such Tax Benefit, an amount equal to such Tax Benefit.

(ii) If a member of the Veoneer Group utilizes a Tax Benefit for which Autoliv is entitled to payment pursuant to clause (ii) of Section 2.1(a), Veoneer shall pay to Autoliv, within 15 business days following the utilization of such Tax Benefit, an amount equal to such Tax Benefit.

(iii) For purposes of this Agreement, a Tax Benefit will be considered utilized (A) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received, and (B) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit will be the amount by which Taxes are actually reduced by such Tax Benefit (determined in accordance with the provisions of Section 2.1(c)).

(e) Withholding Taxes. If any member of the Veoneer Group determines that it is required under applicable Tax Law to withhold Taxes that are allocated to Autoliv under Section 2.2 in respect of any payment directly or indirectly made by such member of the Veoneer Group to a member of the Autoliv Group, Autoliv shall be deemed to have made payment of such Taxes to Veoneer for purposes of Section 4.2(b) to the extent of such withholdings. If any member of the Autoliv Group determines that it is required under applicable Tax Law to withhold Taxes that are allocated to Veoneer under Section 2.2 in respect of any payment directly or indirectly made by such member of the Autoliv Group to a member of the Veoneer Group, Veoneer shall be deemed to have made payment of such Taxes to Autoliv for purposes of Section 4.2(a) to the extent of such withholdings. For the avoidance of doubt, this Section 4.2(e) shall apply to any withholding taxes imposed on the Cash Distribution.

4.3 Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be re-determined, and additional payments relating to such redetermination will be made (subject to the last sentence of this Section 4.3), as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, or for any other reason (a) additional Taxes to which such redetermination relates are subsequently paid, (b) a refund of such Taxes is received, (c) the party utilizing a Tax Benefit changes, or (d) the amount or character of any Tax Item is adjusted or re-determined. Each payment required by the immediately preceding sentence (a) as a result of a payment of additional Taxes will be due 30 days after the date on which the additional Taxes were paid or, if later, 15 days after the date of a request from the other party for the payment, (b) as a result of the receipt of a refund will be due 30 days after the refund was received, (c) as a result of a change in utilization of a Tax Benefit will be due 30 days after the date on which the final action resulting in such change is taken by a

Tax Authority or either party or any of their Subsidiaries, or (d) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority that does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings. Notwithstanding anything else to the contrary in this Agreement, in any case in which amounts are re-determined pursuant to a particular event described in the second sentence of this Section 4.3 (a “Redetermination Event”), the parties will be obligated to make additional payments otherwise owed under this Section 4.3 only if the amount of additional payment resulting from such Redetermination Event exceeds $50,000.

4.4 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within fifteen days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate equal to the rate specified in Section 6.8 of the Distribution Agreement. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.5 Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment that is required to be made by or to Autoliv or Veoneer may be made by or to another member of the Autoliv Group or the Veoneer Group, as appropriate, but nothing in this Section 4.5 shall relieve Autoliv or Veoneer of its obligations under this Agreement.

4.6 Procedural Matters. Any written notice delivered to the indemnifying party in accordance with Section 9.5 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill, or invoice related to such Taxes, costs, expenses, or other amounts due and owing). All payments required to be made by one party to the other party pursuant to this Section 4 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this Section 4, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses, including any breakage costs, incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

4.7 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution. Under no circumstances shall any payment (or portion thereof) made pursuant to this Agreement be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that Autoliv’s or Veoneer’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.7, Autoliv or Veoneer, as appropriate, shall use its reasonable best efforts to contest such assertion if the parties reasonably believe that the treatment described in this Section 4.7 is permitted by applicable Tax Law.

SECTION 5

Assistance and Cooperation

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.1(b) and 3.2(c), Autoliv and Veoneer will cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2 Supplemental Tax Opinions. Each of the parties agrees that at the reasonable request of the other party (the “Requesting Party”), such party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within 30 days after receiving an invoice from the other party, the Requesting Party shall reimburse such party for all reasonable costs and expenses incurred by such party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Tax Opinion.

SECTION 6

Tax Records

6.1 Retention of Tax Records. Each of Autoliv and Veoneer shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession and that could affect the liability of any member of the other Group for Taxes for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law but in any event until the later of (a) the expiration of any applicable statutes of limitation as extended, and (b) seven years after the Distribution Date.

6.2 Access to Tax Records. Veoneer shall make available, and cause its Subsidiaries to make available, to members of the Autoliv Group for inspection and copying (a) all Tax Records in its possession that relate to Tax Years that begin on or before the Distribution Date, and (b) the portion of any Tax Record in their possession that relates to Tax Years that begin after the Distribution Date and that is reasonably necessary for the preparation of a Joint Return or Separate Return by a member of the Autoliv Group or with respect to an audit or litigation by a Tax Authority of such return. Autoliv shall make available, and cause its Subsidiaries to make available, to members of the Veoneer Group for inspection and copying (a) that portion of any Tax Record in its possession (redacted to reflect only the information relating to the members of the Veoneer Group) that relates to Tax Years that begin on or before the Distribution Date and that is reasonably necessary for the preparation of a Separate Return by a member of the Veoneer Group or with respect to an audit or litigation by a Tax Authority of such return, and (b) workpapers or other documentation relating to the calculation of the Taxes and Tax Benefits that have been allocated to Veoneer pursuant to this Agreement.

SECTION 7

Tax Contests

7.1 Notices. Each party shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (a) Taxes for which it is or may be indemnified by the other party hereunder, (b) the qualification of any of the Internal Reorganization Transactions as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code, or (c) the qualification of the Contribution and the Distribution together as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (a) an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (b) such party fails to give the indemnifying party prompt notice of such asserted Tax liability, and (c) the indemnifying party has the right, pursuant to Section 7.2(a), to control the Tax Contest relating to such Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount that the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

7.2 Control of Tax Contests.

(a) General Rule. Except as provided in the following sentence or in Section 7.2(b), each party (or the appropriate member of their Group) shall have full responsibility, control, and discretion in handling, settling, or contesting any Tax Contest involving a Tax reported on a Tax Return for which it is responsible for preparing (or causing to be prepared) pursuant to Section 3 of this Agreement. Notwithstanding the previous sentence, Veoneer may not take, and shall cause the members of the Veoneer Group not to take (including, without limitation, any such members formed after the date hereof), any position in a Tax Contest that it knows, or reasonably should know, would have a material adverse effect on any member of the Autoliv Group.

(b) Non-Preparer Participation Rights. With respect to a Tax Contest of any Tax Return that involves a Tax Item for which the Non-Preparer may be liable (in the case of Tax Items that increase Tax liability) or that is allocated to the Non-Preparer (in the case of Tax Benefits) under this Agreement (a “Non-Preparer Party Item”), (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, to the extent it relates to a Non-Preparer Party Item; (ii) the Preparer shall keep the Non-Preparer reasonably informed and consult in good faith with the Non-Preparer and its Tax advisors with respect to any issue relating to a Non-Preparer Party Item; (iii) the Preparer shall provide the Non-Preparer with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Preparer and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority to the extent related to a Non-Preparer Party Item; (iv) the Non-Preparer may request that the Preparer take a position in respect of a Non-Preparer Party Item, and the Preparer shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position could not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Preparer pursuant to Section 2 (unless the Non-Preparer agrees to indemnify and hold harmless the Preparer from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Preparer agrees to reimburse the Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request; (v) the Preparer shall provide the Non-Preparer with a copy of any written submission to be sent to a Tax Authority to the extent related to a Non-Preparer Party Item prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that the Non-Preparer or its Tax advisors may have with respect thereto; and (vi) there will be no settlement, resolution, or closing or other agreement with respect to the Non-Preparer Party Item without the consent of the Non-Preparer, which consent shall not be unreasonably withheld.

7.3 Cooperation. The Non-Preparer shall provide a party controlling any Tax Contest pursuant to Section 7.2(a) with all information relating to the Non-Preparer’s group that the party controlling the Tax Contest needs to handle, settle, or contest the Tax Contest. At the request of a party controlling any Tax Contest pursuant to Section 7.2(a), the other party shall take any action (e.g., executing a power of attorney) that is reasonably necessary for the party controlling the Tax Contest to handle, settle, or contest the Tax Contest. Veoneer shall assist Autoliv, and Autoliv shall assist Veoneer, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.3. The party controlling the Tax Contest shall have no obligation to indemnify the indemnified party for any additional Taxes resulting from the Tax Contest if the indemnified party fails to cooperate in accordance with this Section 7.3.

SECTION 8

Restriction on Certain Actions of Autoliv and Veoneer

8.1 General Restrictions. Following the Effective Time, Autoliv and Veoneer shall not, and shall cause the members of their respective Groups not to, take any action that, or fail to take any action the failure of which, (a) would be inconsistent with any of the Internal Reorganization Transactions qualifying, or preclude any of the Internal Reorganization Transactions from qualifying, as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code; (b) would be inconsistent with the Contributions and the Distribution together qualifying, or preclude the Contributions and the Distribution together from qualifying, as a reorganization described under Sections 368(a)(1)(D) and/or 355 of the Code; (c) would result in the recognition of gain under either Section 355(d), Section 355(e), or Section 355(f) of the Code; or (d) reasonably could be expected to increase the amount of Tax imposed on any other part of the Separation Transactions.

8.2 Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Section 8, following the Effective Time, Autoliv and Veoneer shall not, and shall cause the members of their Groups not to, take any action that, or fail to take any action the failure of which, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation, covenant, or any material statement made in the Tax Materials.

8.3 Certain Veoneer Actions Following the Effective Time. Without limiting the other provisions of this Section 8, during the two-year period following the Distribution Date, Veoneer shall not take (and shall cause the members of the Veoneer Group to not take) or negotiate or enter into a binding agreement to take (and shall cause the members of the Veoneer Group to not negotiate or enter into a binding agreement to take) any of the following actions: (a) liquidate, sell, or transfer (i) 50% or more of the assets that constitute the Electronics Business as of the Effective Time to any Person other than Veoneer or an entity that is and will be wholly-owned, directly or indirectly, by Veoneer, or (ii) 50% or more of the assets that constitute the business of either Veoneer Holding or Veoneer Japan as of the Effective Time to any Person other than to Veoneer Holding or Veoneer Japan, respectively, or an entity which is and will be wholly-owned, directly or indirectly, by Veoneer Holding or Veoneer Japan, respectively; (b) transfer in a transaction described in subparagraphs (A), (C), (D), or (G) of Section 368(a)(1) (i)

any assets of Veoneer or any Veoneer Affiliate to another entity (other than to Veoneer or an entity that is and will be wholly-owned, directly or indirectly, by Veoneer), or (ii) any assets of either Veoneer Holding or Veoneer Japan or any Affiliate of either Veoneer Holding or Veoneer Japan to another entity (other than to Veoneer Holding or Veoneer Japan, respectively, or an entity that is and will be wholly-owned, directly or indirectly, by Veoneer Holding or Veoneer Japan, respectively); (c) issue stock of Veoneer or any Veoneer Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding 20% by vote or value of the stock of Veoneer or of such Veoneer Affiliate that was issued and outstanding immediately following the Effective Time; (d) facilitate or otherwise participate in any acquisition (or deemed acquisition) of stock of Veoneer, Veoneer Holding, or Veoneer Japan that would result in any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) 40% or more by vote or value of the outstanding stock of Veoneer, Veoneer Holding, or Veoneer Japan; (e) redeem or otherwise repurchase any stock of Veoneer other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696; or (f) terminate the active conduct by the Veoneer Group of the Electronics Business; in each case, without first obtaining and delivering to Autoliv at Veoneer’s own expense a Supplemental Tax Opinion with respect to such action, in such form and on such terms as Autoliv may reasonably direct.

SECTION 9

General Provisions

9.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE AUTOLIV GROUP OR THE VEONEER GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE AUTOLIV GROUP OR THE VEONEER GROUP FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECUALTIVE OR SIMILAR DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 Entire Agreement. This Agreement, the Distribution Agreement and the Ancillary Agreements constitute the entire agreement between Autoliv and Veoneer with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. In the event of a conflict between this Agreement, the Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies

9.4 Termination.

(a) This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Autoliv without the approval of Veoneer. In the event of termination pursuant to this Section 9.4, neither party shall have any liability of any kind to the other party.

(b) This Agreement shall otherwise terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

9.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

If to Autoliv, to:

Autoliv, Inc.

1320 Pacific Drive

Auburn Hills, Michigan 48326

Attention: General Counsel

If to Veoneer, to:

Veoneer, Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: General Counsel

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

9.6 Counterparts(a) . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each other party.

9.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in connection with a merger or consolidation or the sale of all or substantially all the assets of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other party. Nothing herein is intended to, or shall be construed to, prohibit either party or any member of its Group from being party to or undertaking a change of control.

9.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of Autoliv, Veoneer, and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder.

9.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Any consent provided under this Agreement must be in writing and signed by the party against whom enforcement of such consent is sought.

9.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the other party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

9.12 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement to be executed and delivered on or prior to the Distribution Date, and (d) this Agreement creates legal, valid, and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

9.13 Construction. This Agreement shall be construed as if jointly drafted by Veoneer and Autoliv, and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights that the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives, or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives, or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

9.14 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

9.15 Predecessors or Successors. Any reference to Autoliv, Veoneer, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Autoliv, Veoneer, such Person, or such Subsidiary, respectively.

9.16 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

9.17 Disputes. The procedures for discussion, negotiation, and arbitration set forth in Article IV of the Distribution Agreement shall apply to all disputes, controversies, or claims (whether sounding in contract, tort, or otherwise) that may rise out of, relate to, or arise under or in connection with this Agreement.

9.18 Conflict. Notwithstanding anything else to the contrary in the Distribution Agreement, except to the extent expressly provided in this Agreement, the parties shall have no obligation to each other (or to any of each other’s Affiliates) with respect to the transfer, delivery, sharing, disclosure, provision, preparation, or maintenance of (a) any books and records primarily relating to Taxes, (b) any Information primarily relating to Taxes, or (c) any Tax Records.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

AUTOLIV, INC.

By:
Name:
Its:

VEONEER, INC.

By:
Name:
Its:

Signature Page – Tax Matters Agreement